Exhibit 10.72

DATED 7 September 2007

EURONEXT Brussels N.V./S.A.

and

Bruno Colmant

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is concluded on 7 September 2007

BETWEEN:	EURONEXT Brussels N.V./S.A., a company incorporated under the laws of Belgium, whose registered office is at Palais de la Bourse, Place de la Bourse, 1000 Brussels, Belgium, hereinafter called “the Company”,

AND :	Bruno Colmant, domiciled for the purpose of this agreement in Belgium

Hereinafter called “Mr. Colmant”.

Hereinafter jointly referred to as “the Parties” and separately as the “Party”.

THE PARTIES HAVE AGREED AS FOLLOWS:

1.	APPOINTMENT AND PLACE OF WORK

1.1	Mr. Colmant shall be employed by the Company as Managing Director, Head of the Euronext Belgian Market and Head of EU Affairs. Mr. Colmant may be asked to serve in other capacities or provide other services for the Company or its Related Companies, but shall not be entitled to additional fees or remuneration for such additional service.

1.2	If it is agreed that Mr. Colmant will represent the Company vis-à-vis third parties as part of the performance of this Agreement, the Company shall delegate the necessary powers to Mr. Colmant, who shall use such powers in his own name but for the account of the Company.

1.3	Mr. Colmant shall exercise his functions principally at the premises of the Company in Brussels, although he acknowledges that he will be required to be mobile and travel in connection with the requirements of the role or roles Mr. Colmant is asked to perform.

Mr. Colmant acknowledges and agrees that the place of work, the department and service where he will be employed are not essential terms of this contract.

Therefore, at any time according to the objective operational needs of the Company, Mr. Colmant may be transferred temporarily or permanently to any other location, and in addition to his services in Belgium, he may be required to perform temporary assignments abroad.

Such reassignments and modifications shall never result in a reduction of the remuneration as provided for in article 3 of this contract nor shall constitute a unilateral breach of this contract.

2.	DUTIES

2.1	Mr. Colmant is responsible, as Head of the Belgian Market, for the proper functioning of Euronext Brussels N.V./S.A. and in the conduct of these responsibilities he is required to observe the Articles of Association and relevant law and regulation. Within the NYSE Euronext Group, Mr. Colmant will report to the Deputy Chief Executive Officer of NYSE Euronext. Mr. Colmant shall keep relevant Executives sufficiently informed of the progress of projects on which he is engaged and will immediately communicate any significant problems or other information of importance to the Company.

The exact terms and conditions of such reporting (content, timing, etc.) shall be agreed between the Parties.

2.2	Mr. Colmant agrees that all intellectual property rights, including inter alia, copyright, patents, design rights relating to all and any material, drawings or ideas produced, created (or commissioned) by Mr. Colmant during the provision of the Services and in respect of the Services, shall be assigned to and remain the property of the Company and, for the avoidance of doubt, Mr. Colmant shall hand over to the Company or immediately destroy (at the Company’s sole option and request) all such material within Mr. Colmant’s possession and/or control, at the expiry or termination of this Agreement.

2.3	Mr. Colmant will not enter into any agreement or make any promise or representation on behalf of the Company, other than by the specific written authorisation of the Company.

2.4	Taking into account the tasks and job performed, Mr. Colmant is considered to be leading personnel or personnel of confidence, as determined by the Royal Decree of February 10, 1965 and will therefore not be subject to the legal provisions concerning working time.

3.	SALARY

3.1	The Company shall pay to Mr. Colmant a gross salary of 350,000 EUR per annum, which equates to a gross monthly salary of 25.145 EUR.

The aforementioned salary is an all-inclusive salary, excluding the requirement for the Company to pay any other fees, charges, taxes, expenses or amounts whatsoever, without prejudice to article 5 below.

3.2	If foreseen by and under the conditions of the collective bargaining agreements that are applicable in the joint committee nº 218, an end-of-year bonus will be paid.

3.3	Parties agree that any bonus or premium, granted by the Company to Mr. Colmant, must be considered as entirely discretionary. The grant of any bonus or premium during a given year by the Company, does not entitle Mr. Colmant to such a bonus or premium in future years.

3.4	Mr. Colmant explicitly accepts that the Company will transfer on the last day of every month the corresponding net amount of remuneration to Mr. Colmant’s bank account, the details of which have been provided separately to the Company by Mr. Colmant.

4.	ANNUAL AND LONG TERM INCENTIVES

Mr. Colmant will be eligible to participate in such annual and long term incentive schemes as may from time to time be in force, subject always to the Company’s policy in relation to such schemes and to the approval of the Human Resources and Compensation Committee of the Board of NYSE Euronext as appropriate.

5.	COST AND EXPENSES

The Company will meet the reasonable cost of hotel and travel, in accordance with its policies, where reasonably required by Mr. Colmant for the purpose of his employment, where such costs have been properly incurred by Mr. Colmant and previously agreed with the Company.

6.	CAR

The Company will provide a suitable fully expensed car for Mr. Colmant’s business and personal use during the continuance of this Agreement. The car will be provided in accordance with the Company’s car policy as varied from time to time. Mr. Colmant will comply with the car policy and will take good care of the car and will ensure at all times that the car is in the condition required by law and that the provisions and conditions of any policy of insurance relating to it are observed in all respects.

7.	PENSION AND INSURANCE BENEFITS

7.1	Mr. Colmant will be entitled to participate in such pension arrangements as may be agreed between him and the Company from time to time and as may be amended from time to time. Any contributions by the Company to such arrangements will be calculated on the basis of a maximum annual salary of 300.000 EUR notwithstanding the actual salary to be paid under clause 3.1 of this Agreement.

7.2	Whilst Mr. Colmant is rendering services under this Agreement the Company will provide him the following:

7.2.1	life insurance

7.2.2.	private medical insurance for Mr. Colmant and, if applicable, his wife and children under the age of 21 years or 25 years if in full-time education; any additional cover for family members to be at Mr. Colmant’s own expense

7.2.3	disability insurance providing 70% of the annual fee as defined in clause 3.1 of this Agreement.

7.3	Such cover will be provided subject to the rules of the Company’s schemes (as varied from time to time). The Company shall not be obliged to make payment under clause 7.2.3 direct to Mr. Colmant unless it has received payment from the relevant insurers for that purpose.

The Company reserves the right to terminate the benefits under clauses 7.1 and 7.2 without compensation if the Company decides it is no longer viable to continue to provide the benefit.

8.	HOLIDAYS

8.1	Mr. Colmant will be entitled to 20 Working Days’ paid holiday in each holiday year to be taken at such times as may be approved by the Company, in addition to Bank Holidays and to such further days as may be determined by the Règlement de Travail. No payment will be made by the Company during the continuance of this Agreement in lieu of holiday not taken.

8.2	Upon termination of this Agreement for whatever reason Mr. Colmant shall be entitled to payment in lieu on a pro rata basis for any holiday not taken which has accrued in the holiday year in which the Date of Termination falls.

8.3	Mr. Colmant will during the continuance of his employment be entitled to such holiday concession arrangements as the Board shall from time to time determine.

8.4	The Company shall be entitled to require Mr. Colmant to take all or any part of any accrued untaken holiday entitlement during any period of notice to terminate Mr. Colmant’s employment. If the Company exercises this right, Mr. Colmant must obtain the prior agreement of the Board to the actual days to be taken as holiday.

9.	SICKNESS AND INJURY

9.1	If Mr. Colmant is absent from work as a result of sickness or injury he will:

(a)	notify the Company by telephone as soon as practicable on the first day of his absence;

(b)	submit to the Company without delay a medical certificate signed by a practising medical practitioner.

9.2	The Company will pay statutory sick pay, where appropriate, in accordance with the legislation in force at the time of absence, and any payment of salary in accordance with this clause will go towards discharging its liability to pay statutory sick pay.

10.	NON-COMPETITION

Mr. Colmant undertakes and covenants that he shall not, during the performance of this Agreement and for a period of twelve months after the termination thereof, for whatever reason and on whatever grounds, render direct or indirect services similar to his function to any entity, organisation or association (wherever located) which is in direct or indirect competition with the Company or any of its affiliates, within Europe.

Except if the Company has waived the non-competition clause within 15 days after the termination of the employment agreement, it will pay to Mr. Colmant a lump sum equal to six months’ gross salary.

11.	NON-SOLICITATION

11.1	Until the expiration of twelve months from the Date of Termination, Mr. Colmant will not directly or indirectly:

11.1.1	solicit, canvass, approach, deal with or entice away or endeavour to solicit, canvass, approach, deal with or entice away any person, firm, company or other organisation:

(a)	who or which was provided with restricted goods or services by the Company, or any of its subsidiaries or associates, at any time during the twelve months up to and including the Date of Termination; or

(b)	who or which was negotiating with the Company, or any of its subsidiaries or associates, for the supply of restricted goods or services at any time during the twelve months up to and including the Date of Termination;

for the purpose of offering to that person, firm, company or other organisation restricted goods or services;

11.1.2	interfere or seek to interfere with the continuation of supplies to the Company, or any of its subsidiaries or associates, by any supplier with which at any time during the twelve months up to and including the Date of Termination Mr. Colmant had dealings on behalf of the Company or any of its subsidiaries or associates to a material extent in respect of restricted goods or services;

11.1.3	solicit or entice away or endeavour to solicit or entice away from the Company, or any of its subsidiaries or associates, any person employed or engaged by the Company or any of its subsidiaries or associates in a senior Manager, technical, sales, skilled or supervisory capacity at any time during the twelve months up to and including the Date of Termination and regardless of whether that employee acts in breach of contract by leaving his employment or engagement.

11.2	The restrictions entered into by Mr. Colmant in clause 11.l are given to the Company for itself. The Company declares that insofar as these restrictions relate to such other Related Companies it holds the benefit of them as trustee. In exercising any right as trustee hereunder the Company shall be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

12.	CONFIDENTIALITY

During the performance of this Agreement and after termination thereof, for whatever reason or on whatever grounds, Mr. Colmant shall not disclose to any third party any information of commercial, technical, operational or financial nature, pertaining to the Company, its Related Companies or clients, of which Mr. Colmant becomes aware in the context of the performance of this Agreement or which is communicated to Mr. Colmant.

Mr. Colmant acknowledges that all technical and commercial data, methods of operation and processes utilised by the Company (or its Related Companies) are of a strictly confidential and secret nature and of great value to the Company.

Mr. Colmant shall not in any way, directly or indirectly, use costs, names, addresses, figures or any other business details and contacts made, developed or determined in the course of this Agreement.

13.	DATA PROTECTION

13.1	In this clause, “personal data”, “sensitive personal data” and “processing” shall have the respective meanings attributed to them by the Data Protection Act of 8 December 1992.

13.2	From time to time the Company will process personal data and sensitive personal data relating to Mr. Colmant in order to fulfil the obligations of the Company to Mr. Colmant under this Agreement and for other purposes relating to or which may become related to Mr. Colmant’s services or the business of the Company or any other Group Company. Such processing will principally be for, but will not be limited to, personnel, administrative, financial or regulatory purposes (including for the purposes of arranging share option or other incentive scheme participation, pension arrangements, life assurance, and any other insurance arrangements provided to Mr. Colmant by the Company or by any other Group Company).

13.3	Mr. Colmant agrees that personal data and sensitive personal data relating to him may, for the purposes set out in sub-clause 13.2 and to the extent that is reasonably necessary in connection with Mr. Colmant’s enjoyment or the business of the Company or any other Group Company, be processed by the Company or any other Group Company and be disclosed or transferred to and processed by:

13.3.1 the Company’s professional advisors, tax authorities or other authorities, or (subject to appropriate confidentiality undertakings) prospective purchasers of the Company or of the whole or part of its business; and

13.3.2 entities which provide benefits or services to the Company or employees of the Company; and

13.3.3 any other Group Company and the employees of such Group Company.

13.4	Mr. Colmant’s consent to the transfer and disclosure of personal data and sensitive personal data shall apply regardless of the country to which the data is to be transferred. Where data is transferred outside of the European Economic Area, the Company shall take reasonable steps to ensure an adequate level of protection for the personal data and sensitive personal data concerned.

13.5	Mr. Colmant shall ensure that any personal data and sensitive personal data which he may process during this Agreement is kept secure from unauthorised access or disclosure. Mr. Colmant shall comply with the requirements of the Data Protection Act of 8 December 1992 when processing such data in the course of this Agreement. Mr. Colmant agrees to promptly notify the Company Secretary of any actual or suspected breach of the requirements of the Data Protection Act of 8 December 1992 which comes to his attention.

13.6	Mr. Colmant is responsible for promptly informing the Company Secretary of any change to his personal data, including name, address, marital status, contact details, qualifications and next of kin.

14.	OTHER OBLIGATIONS

14.1	Mr. Colmant is bound to act in accordance with the Company’s published codes of conduct, policies on personal trading in securities and other financial instruments and such regulatory or other legal obligations as apply to this appointment.

14.2	Mr. Colmant represents he is under no non-competition or other contractual obligation that would prohibit him from assuming his functions.

Mr. Colmant acknowledges and agrees that this element is an essential element of this Agreement, in the absence of which this Agreement would not have been concluded.

15.	TERM AND TERMINATION

15.1	This Agreement shall commence on the date that all of the following approvals concerning your engagement have been satisfactorily obtained:

•	all necessary clearances and approvals from the appropriate regulatory and banking authorities, and in, particular, without limitation, in Belgium and the Netherlands; and

•	approval from the College of Regulators, from the Supervisory Board and shareholders of Euronext N.V. and the Board of Directors of NYSE Euronext.

If such approvals, excepting approval by the shareholders of Euronext N.V. of your appointment as Member of the Managing Board of Euronext N.V., are not obtained by 31 October 2007 or such date as may be mutually agreed by the Parties, this Agreement shall automatically be null and void.

15.2	In accordance with article 82 §5 of the Act regarding employment contracts of 3 July 1978 parties agree that the notice period that has to be taken into account by the Company shall be equal to 3 months per started period of 5 years seniority.

15.3	In accordance with article 35 of the Act regarding employment contracts of 3 July 1978, this Agreement may immediately be terminated by the Company without notice or indemnity in any of the following situations:

(a)	if Mr. Colmant is convicted for committing a crime or is prosecuted under criminal or civil law in relation with his professional activities, and in any case if the prosecution impacts on his reputation or on the reputation of the company;

(b)	if Mr. Colmant violates or breaches the published codes of conduct, policies on trading in securities and other financial instruments or other legal or regulatory requirements.

16.	ENTIRE AGREEMENT

This Agreement contains the whole agreement between the Parties. This Agreement replaces, supersedes and annuls any prior written or oral arrangement, agreement, offer, correspondence or proposal relating to the subject matter hereof.

Any amendment or modification to this Agreement shall only be binding if made in writing and duly signed by both Parties.

17.	GOVERNING LAW-JURISDICTION

This Agreement and its addenda are governed by and interpreted in accordance with Belgian law and only the Labour Tribunals and the Labour Courts of Brussels will be competent in case of conflict.

This Agreement is drafted in twofold in Belgium on 7 September 2007 and contains nine pages. Each Party acknowledges having received one original copy.

/s/ Jean-François Théodore	/s/ Bruno Colmant
On behalf of Euronext Brussels N.V./S.A	Bruno Colmant
Jean-François Théodore

/s/ Hugh Freedberg
On behalf of Euronext Brussels N.V./S.A
Hugh Freedberg

[Please write “read and approved” before signing the agreement]